United Security Bancshares - 13th Best Performing Community Bank in Nation

FRESNO, CA -- 07/11/2005 -- USB ("US Banker magazine"), in its July 2005 edition, ranked United Security Bancshares as 13th in the nation for its three year average 17.4% return on equity (ROE) among banks and thrifts with $1 billion or less in total assets. The report appears in the magazine's current July issue titled "Top 200 Publicly Traded Community Banks" beginning on page 26. United Security Bancshares moved up on this prestigious list to 13th this year from 15th last year.

Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NASDAQ: UBFO) added, "I'm very pleased with this acknowledgment, and very pleased to be included once again on this prestigious list of high performing banks. Our continued appearance in the report acknowledges what we constantly strive to achieve, consistent growth of shareholder value."

United Security Bancshares is a $620+ million bank holding company for United Security Bank, the largest community bank head quartered in the Central San Joaquin Valley. The Bank operates ten branch offices, as well as four loan centers, administrative offices and a data center. For more information about Bank visit our web site at www.unitedsecuritybank.com.

Contact:
Dennis Woods
559-248-4928